Exhibit 10.3

December 22, 2008

Patrick Chiumiento

45 Nubble Rd

York, ME 03909

Dear Mr. Chiumiento:

This letter agreement (the “Separation Agreement”) will confirm the terms of your voluntary resignation and separation from employment with MEMSIC, Inc. (“MEMSIC” or “the Company”).

1. Separation from Employment. Your resignation will become effective and your employment with MEMSIC will terminate effective December 22, 2008 (the “Separation Date”). You understand and acknowledge that, from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of MEMSIC. Your resignation and termination from employment will be effective as of the Separation Date regardless of whether you execute and return the Release and Waiver of Claims described in Section 2. You will be paid all base salary and unused vacation pay, less all required local, state, federal and other employment-related taxes and deductions, accrued though the Separation Date. Your final pay check which has been calculated from December 8 through December 22, 2008 is $8038.47 and your accrued vacation as of December 22, 2008 is $1979.60. Therefore total amount of your final pay check including regular pay plus accrued vacation is $10018.07 and is presented in check number 20761 dated December 22, 2008.

2. Severance Pay. Subject to and following your execution and non-revocation of the Release and Waiver of Claims attached hereto as Attachment A, which is incorporated herein, and in exchange for the other promises set forth in this letter, the Company agrees to pay you severance pay consisting of three (3) months continuation of your base salary, less all required local, state, federal and other employment-related taxes and deductions (the “Severance Pay”). The Severance Pay will be paid commencing on the next regular pay day following the expiration of the revocation period described in the Release and Waiver of Claims.

3. COBRA. You understand your legal right, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), after your Separation Date and upon timely completion of the appropriate forms, to continue at your own expense, your medical and dental insurance coverage.

4. Covenants by You. You expressly acknowledge and agree to the following:

(i)	You have returned all Company property, including but not limited to your office keys, building access cards/passes, laptop computer, Company documents and files, and any other computer hardware, disks or files in your possession, custody or control, whether maintained by you at work or off-site. You further acknowledge that you have retrieved from the Company as of the Separation Date all of your personal effects;

(ii)	that throughout the period of your receipt of any Severance Pay, you will not:

(a)	attempt, directly or indirectly, to induce or attempt to influence any employee of MEMSIC to leave MEMSIC’s employ; and

(b)	solicit business from any of MEMSIC’s customers, whether directly or indirectly, for the benefit of anyone other than MEMSIC, nor participate or assist in any way in the solicitation of business from any such customers as an employee of or consultant to another entity, unless the business being solicited is not in competition with the services MEMSIC provides to such customers.

(iii)

that all information relating in any way to this Separation Agreement, including the terms and amount of financial consideration provided for in this Separation Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by law);

(iv)	that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and its officers, directors and managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company and/or its officers, directors and managers;

(v)	that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so; and

(vi)	that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Pay already paid to you pursuant to Sections 2 of this letter.

5. Entire Agreement/Choice of Law/Enforceability. You acknowledge and agree that, with the exception of the Release and Waiver of Claims identified in Section 2, this Separation Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and MEMSIC, and sets forth the entire agreement between you and MEMSIC. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Separation Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

6. Understanding this Agreement. Before signing this Separation Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a)	By signing this Separation Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

(b)	You understand and acknowledge that, if you do not sign this Separation Agreement and the attached Release and Waiver of Claims, you would not be receiving any Severance Pay.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours, MEMSIC, Inc.

By:	/S/ YANG ZHAO
Yang Zhao President and CEO

Confirmed and Agreed:

/S/ PATRICK CHIUMIENTO
Patrick Chiumiento

Dated: